Exhibit 4.4

SUPPLEMENTAL INDENTURE

RELATED TO THE COMPLETION DATE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 16, 2015, among Tenet Healthcare Corporation, a Nevada corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, THC Escrow Corporation II (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 16, 2015, providing for the issuance of the Escrow Issuer’s 6.75% Senior Notes due 2023 (the “Notes”);

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. AGREEMENT TO ASSUME OBLIGATIONS. The Company hereby agrees to unconditionally assume the Escrow Issuer’s Obligations under the Notes (including, without limitation, Obligations in respect of principal and interest (including accrued interest prior to the date hereof) on the Notes) and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture and the Notes applicable to the Company following the Completion Date pursuant to the terms of the Indenture and the Notes and to perform all of the obligations and agreements of the Company under the Indenture and the Notes.

4. NOTICES. All notices or other communications to the Company shall be given as provided in Section 105 of the Indenture.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. RELEASE OF OBLIGATIONS OF THE ESCROW ISSUER. Upon execution of this Supplemental Indenture by the Company and the Trustee, the Escrow Issuer is released and discharged from all obligations under the Indenture and the Notes.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not effect the construction thereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TENET HEALTHCARE CORPORATION

By:	/s/ Tyler C. Murphy
	Name:	Tyler C. Murphy
	Title:	Vice President and Treasurer

[Signature Page to Unsecured Notes Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover
	Name:	Jonathan Glover
	Title:	Vice President

[Signature Page to Unsecured Notes Supplemental Indenture]